Exhibit 99.1

NEWS RELEASE

DuPont Photomasks Announces

Third Quarter of Fiscal 2004 Financial Results

ROUND ROCK, Texas — April 22, 2004 — DuPont Photomasks, Inc. (Nasdaq: DPMI) today announced results for the third quarter of fiscal 2004 ended March 31, 2004.

Revenue for the quarter was $88.0 million, a 2 percent sequential increase when compared with fiscal 2004’s second quarter of $86.0 million, and an increase of 16 percent compared with last year’s third quarter revenue of $76.1 million.

Net loss for the third quarter of fiscal 2004 was $10.6 million, or $0.58 per share. Fiscal 2004’s third quarter results included net special charges of $0.5 million related to asset dispositions and facility closure costs from the previously announced consolidation activities in Europe.

In the same period last year, the Company had a net loss of $25.9 million, or $1.43 per share, which included charges of $9.2 million related to employee severance from the European consolidation, work force reductions in Asia and the U.S., and asset dispositions.

Cash and cash equivalents totaled $228.8 million at quarter end and included $5.8 million from the consolidation of the Maskhouse Building Administration GmbH & Co. as discussed below. Cash and cash equivalents totaled $226.8 million in the prior quarter and $136.1 million in the third quarter of the prior year.

Marshall Turner, chairman and chief executive officer of DuPont Photomasks, commented, “The better than expected financial results in the third quarter reflect significant improvements in our operating efficiencies over the last several months, and our continued commitment to preserve our strong balance sheet. We remain focused on the execution of our plan to return the Company to profitable growth, and are pleased with the continuing progress we made against our plan in the last quarter.”

During the quarter, revenue from leading-edge photomask products supporting 130-nanometer and below design rules increased 22 percent sequentially and represented approximately 30 percent of total revenue.

-MORE-

Turner continued, “Going forward, we are committed to competing and winning at the leading edge — the most important growth segment in our market. We continue to grow our competencies in the Design for Manufacturing and advanced mask production areas, and are excited that our new advanced commercial production and R&D facilities in Germany, DuPont Photomasks-Dresden/AMTC, will soon begin to provide benefit to us that will further strengthen our competitive position.”

In December 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46R (“FIN No. 46R”), Consolidation of Variable Interest Entities (“VIE”). FIN No. 46R requires that if a company is the primary beneficiary of a VIE, the assets, liabilities and results of the VIE’s operations should be consolidated in the company’s financial statements. We, along with Infineon and AMD, have established the Maskhouse Building Administration GmbH & Co. (“BAC”) which is a joint venture that owns a state-of-the-art photomask research and manufacturing facility in Dresden, Germany. DuPont Photomasks leases approximately 50 percent of the facility from the BAC for advanced photomask manufacturing. In accordance with the requirements of FIN No. 46R, we began consolidating the BAC’s financial results at the end of the third quarter of fiscal 2004. The adoption of FIN No. 46R had no impact on DuPont Photomasks’ consolidated income statements during the three and nine months ended March 31, 2004. However, the consolidation of the BAC increased DuPont Photomasks’ consolidated assets and liabilities by approximately $89 million as of March 31, 2004. This increase to the consolidated balance sheet was primarily related to the carrying value of the BAC facility and the corresponding indebtedness associated with its financing. The consolidation has not altered the operational agreements, guarantees and other commitments between the BAC, its partners and lenders.

Additional Information: The Company will host a publicly available conference call to review the results on Thursday, April 22, 2004 at 11:00 a.m. Eastern time. The conference call will be broadcast live at 800-838-4403. Also the conference call will be publicly available via a live webcast on DuPont Photomasks’ website at www.photomask.com. In addition to the live webcast, replays will be available to the public on DuPont Photomasks’ website and a replay of the conference call will be available for 48 hours following the call at 800-428-6051 (code # 350004).

About DuPont Photomasks, Inc.

DuPont Photomasks, Inc. is a leading global provider of microimaging solutions. The Company develops and produces advanced photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices, and through its wholly owned subsidiary BindKey Technologies, Inc., electronic design automation (EDA) software. Headquartered in Round Rock, Texas, DuPont Photomasks operates a global network of manufacturing facilities serving semiconductor makers and other electronics producers around the world. DuPont Photomasks posted worldwide revenues of $323 million in fiscal 2003. Information about the Company can be found at www.photomask.com.

Company Contact

Tom Blake

DuPont Photomasks, Inc.

Tel: (512) 310-6562

tom.blake@photomask.com

-FINANCIAL TABLES FOLLOW-

Forward-Looking Statements

Certain statements contained in this document that are not historical facts, are “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties. Such forward-looking statements may concern growth and future operating results, forecasts, projections, pricing pressures, potential acquisitions and joint ventures, new manufacturing facilities, capital expenditures, the global economic climate, new products and product enhancements, the future importance of photomask technology, the demand for products, competitive factors, research and development activities and expenditures, strategic relationships with third parties, liquidity, financing, and the Company’s strategy. Such forward-looking statements are based upon management’s current plans, expectations, estimates and assumptions and are subject to a number of risks and uncertainties. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the Company. Factors that could cause or contribute to such differences include, but are not limited to, those factors set forth below, certain of which are more fully discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated September 10, 2003 and the Company’s quarterly report on Form 10-Q dated February 12, 2004: relationships with and dependence on the semiconductor industry, fluctuations in quarterly and annual earnings, operating in a capital intensive industry, significant fixed costs, rapid technological change, competition, significant international operations, world-wide market volatility, manufacturing risks, fluctuation of income tax rates, concentration of customers, dependence on suppliers, dependence on management and technical personnel, volatility of market prices, potential acquisitions or dispositions, technology challenges in the manufacture of advanced photomasks, intellectual property, changes in governmental laws and regulations, and the potential effect of shares eligible for future sales and registration rights. Results for any interim period are not necessarily indicative of the results for the year. The forward-looking statements are made as of the release date, hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

DuPont Photomasks, Inc.

Consolidated Income Statements

[unaudited; $ in thousands except share data;

quarter and nine months ended March 31, 2004 and 2003]

	Q304	Q303	YTD04	YTD03

Revenue, net	$88,019	$76,141	$256,360	$241,350
Cost of Goods Sold	75,791	74,491	228,593	216,225
Selling, General and Administrative Expense	11,953	11,163	37,652	31,498
Research and Development Expense	8,792	6,569	23,409	21,735
Special Charges, net	506	9,247	2,097	21,754

Operating Loss	(9,023)	(25,329)	(35,391)	(49,862)
Other Income (Expense), net	64	(1,079)	(1,056)	(969)

Loss Before Income Taxes and Minority Interest	(8,959)	(26,408)	(36,447)	(50,831)
Provision for (Benefit from) Income Taxes	1,300	(3)	2,750	1,355

Loss Before Minority Interest	(10,259)	(26,405)	(39,197)	(52,186)
Minority Interest in (Income) Loss of Joint Ventures	(305)	551	302	(2,180)

Net Loss	$(10,564)	$(25,854)	$(38,895)	$(54,366)

Loss Per Share:

Basic and Diluted	$(0.58)	$(1.43)	$(2.14)	$(3.02)

Weighted Average Shares Outstanding:

Basic and Diluted	18,176,334	18,037,432	18,138,289	18,000,257

DuPont Photomasks, Inc.

Consolidated Balance Sheets

[$ in thousands]

	unaudited
	Mar. 2004		Jun. 2003

Cash and Cash Equivalents	$228,820	(a)	$250,355
Accounts Receivable, net	65,881		55,308
Inventories, net	11,505		13,434
Other Current Assets	32,084	(b)	17,159

Total Current Assets	338,290		336,256
Property and Equipment, net	434,422	(c)	384,669
Other Assets, net	34,978	(d)	48,657

Total Assets	$807,690		$769,582

Accounts Payable	$41,566		$50,488
Other Current Liabilities	184,158	(e)	72,346

Total Current Liabilities	225,724		122,834
Other Liabilities	253,166	(f)(g)(h)	287,803
Stockholders’ Equity	328,800		358,945

Total Liabilities and Stockholders’ Equity	$807,690		$769,582

(a)   Includes $5,821 from the consolidation of the Maskhouse Building Administration GmbH & Co. (“BAC”) as per FASB Interpretation No. 46 (“FIN No. 46R”).

(b)   Includes $17,461 of other receivables from the consolidation of the BAC as per FIN No. 46R.

(c)   Includes $71,012 for the BAC facility from the consolidation of the BAC as per FIN No. 46R.

(d)   Includes $(4,343) for the accounting elimination of our investment in the BAC from the consolidation of the BAC as per FIN No. 46R.

(e)   Includes $15,199 of current portion of BAC’s long-term borrowings from the consolidation of the BAC as per FIN No. 46R.

(f)    Includes $59,768 of BAC’s long-term borrowings from the consolidation of the BAC as per FIN No. 46R.

(g)   Includes $12,667 of minority interest in net assets of the BAC from the consolidation of the BAC as per FIN No. 46R.

(h)   Includes $2,025 of deferred revenue from the consolidation of the BAC as per FIN No. 46R.

DuPont Photomasks, Inc.

Consolidated Statements of Cash Flows

[unaudited; $ in thousands; nine months ended March 31, 2004 and 2003]

	YTD04		YTD03

Cash Flows from Operating Activities:
Net Loss	$(38,895)		$(54,366)
Depreciation and Amortization	69,229		74,450
Special Charges, net	2,097		21,754
Other	662		3,425
Changes in Assets and Liabilities	(26,922)		1,495

Net Cash Provided by Operating Activities	6,171		46,758
Net Cash Used in Investing Activities	(25,707	)(i)	(51,923)
Net Cash Provided by (Used in) Financing Activities	(2,418)		1,726
Effect of Exchange Rate Changes on Cash	419		595

Net Cash Flow	$(21,535)		$(2,844)

(i)   Includes $5,821 of cash from the consolidation of the BAC as per FIN No. 46R.